Exhibit 4(x)

State of Delaware Secretary of State Division of Corporations Delivered 11:39 AM 03/10/2008 FILED 11:39 AM 03/10/2008 SRV 080298222 - 4516670 FILE

CERTIFICATE OF TRUST

OF

FIFTH THIRD CAPITAL TRUST VII

THIS Certificate of Trust of Fifth Third Capital Trust VII (the “Trust”) is being duly executed and filed by Wilmington Trust Company, a Delaware banking corporation, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust formed by this Certificate of Trust is Fifth Third Capital Trust VII.

2. Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attn: Corporate Trust Administration.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has executed this Certificate of Trust in accordance with Section 3811(a)(l) of the Act.

WILMINGTON TRUST COMPANY, not individually but solely as trustee

By:	/s/ J. Christopher Murphy
Name:	J. Christopher Murphy
Title:	Financial Services Officer